Exhibit 99.1

NEWS RELEASE

Media Contact: David W. Carter, dwcarter@magellanhealth.com, (860) 507-1909
Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

MAGELLAN HEALTH SERVICES REPORTS

FIRST QUARTER 2012 FINANCIAL RESULTS

- Reaffirms 2012 Guidance -

AVON, Conn. — April 27, 2012 — Magellan Health Services Inc. (NASDAQ: MGLN) today reported financial results for the first quarter 2012, as summarized below. For the quarter ended March 31, 2012, the company reported net revenue of $773.2 million, segment profit of $55.4 million, and net income of $20.8 million or $0.75 per diluted common share.  Segment profit represents income from operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, and income taxes.

Financial Results

	Three Months Ended March 31
(Millions, except per share results)	2012	2011	Increase/ (Decrease)
Revenue	$773.2	$692.8	11.6%
Segment Profit	55.4	75.7	(26.8)%
Net Income	20.8	34.3	(39.4)%
Earnings per Share	0.75	1.02	(26.5)%

As of March 31, 2012, the company had unrestricted cash and investments of $202.7 million.

“During the first quarter, we had solid financial results and made important strides in executing our growth strategy,” said René Lerer, M.D., chairman and chief executive officer.  “We implemented two new behavioral health customers, Blue Shield of California and the state of Louisiana, and entered into an agreement with Coventry Health Care to extend our existing contract and establish a nationwide preferred radiology management relationship.

“I am particularly pleased with the progress on our two key strategic initiatives in Medicaid and pharmacy.  The goal of our Medicaid strategy is to leverage our unique skills to manage specialty populations on a full medical risk basis - not just from a behavioral, pharmacy or radiology perspective.  This is initially being implemented in key geographic areas where we have either formed joint ventures or are building physical health capabilities in order to provide integrated care for these individuals.  It represents one of the most significant business opportunities to fuel our future growth and profitability.  In pharmacy, we are investing in new products to help customers manage the total drug spend for both the medical and pharmacy benefit.  We are moving aggressively to pursue growth.”

“Among our business segments, the public sector behavioral health and pharmacy segments performed well,” said Karen S. Rohan, Magellan’s president.  “The radiology segment experienced margin contraction as business was repriced, and in the commercial behavioral segment we continue to address cost of care issues, and expect improvement in results over the balance of the year. We have been aggressively pursuing product innovation based on our strong clinical and technical expertise, and during the quarter, began marketing several new products.”

Magellan Health Services—55 Nod Road, Avon CT 06001—www.MagellanHealth.com

Outlook

“Our performance gives us a solid foundation for the rest of the year,” said Jonathan N. Rubin, chief financial officer.  “We were also pleased that Standard & Poor’s increased our counterparty credit rating to BBB-, which is considered investment grade.  This upgrade is in recognition of our track record of operating performance and strong cash flows, the financial strength of the organization and future market opportunities.  Magellan remains well positioned with sound fundamentals to continue executing our growth strategy.

“We are reaffirming our guidance for 2012, which calls for net revenue in the range of $3.2 billion to $3.4 billion, and net income in the range of $91 million to $109 million, which translates into diluted earnings per share in the range of $3.25 to $3.89. Additionally, we expect segment profit for 2012 to be in the range of $240 million to $260 million, and a net increase in unrestricted cash and investments of between $91 million and $136 million.”

Earnings Results Conference Call

Management will host a conference call at 10:00 a.m. Eastern Time on Friday, April 27, 2012.  To participate in the conference call, interested parties should call 1-888-566-8408 and reference the pass code First Quarter Earnings Call 2012 approximately 15 minutes before the start of the call.  The conference call will also be available via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

About Magellan Health Services:  Headquartered in Avon, Conn., Magellan Health Services Inc. is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  As of March 31, 2012, Magellan’s customers include health plans, employers and government agencies, serving approximately 33.8 million members in our behavioral health business, 16.1 million members in our radiology benefits management segment, and 6.2 million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment served 41 health plans and several pharmaceutical manufacturers and state Medicaid programs.  The company’s Medicaid Administration segment served 24 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties.  All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding estimates of 2012 net revenue, net income, segment profit, earnings per share, changes in unrestricted cash and investments, and strategy. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the company by customers and/or providers; higher utilization of health care services by the company’s risk members; delays, higher costs or inability to implement new business or other company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors

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that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 28, 2012, and the company’s subsequent Quarterly Report on Form 10-Q expected to be filed with the Securities and Exchange Commission and posted on the company’s website later today.  Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit information referred to herein may be considered a non-GAAP financial measure.  Further information regarding this measure, including the reasons management considers this information useful to investors, are included in the company’s most recent Annual Report on Form 10-K and on subsequent Form 10-Qs.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2012 (1)

Net revenue	$692,755	$773,213

Cost and expenses:
Cost of care	433,700	505,293
Cost of goods sold	56,519	81,038
Direct service costs and other operating expenses (2)	131,567	136,589
Depreciation and amortization	13,952	14,781
Interest expense	471	600
Interest income	(815)	(412)
	635,394	737,889
Income before income taxes	57,361	35,324
Provision for income taxes	23,063	14,534
Net income	34,298	20,790
Other comprehensive income (3)	97	173
Comprehensive income	$34,395	$20,963

Weighted average number of common shares outstanding — basic	33,051	27,199
Weighted average number of common shares outstanding — diluted	33,656	27,747

Net income per common share — basic	$1.04	$0.76
Net income per common share — diluted	$1.02	$0.75

(1)   For a more detailed discussion of Magellan’s results for the quarterly period ended March 31, 2012, refer to the Company’s Quarterly Report on Form 10-Q, which will be filed with the SEC on April 27, 2012, and the live broadcast or taped replay of the Company’s earnings conference call on April 27, 2012, which will be available at www.MagellanHealth.com.

(2)   Includes stock compensation expense of $4,778 and $5,102 for the three months ended March 31, 2011 and 2012, respectively.

(3)   Amounts are net of income tax provision of $61 and $111 for the three months ended March 31, 2011 and 2012, respectively.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2011	2012 (1)

Cash flows from operating activities:
Net income	$34,298	$20,790

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,952	14,781
Non-cash interest expense	107	177
Non-cash stock compensation expense	4,778	5,102
Non-cash income tax (benefit) expense	(472)	3,017
Non-cash amortization on investments	3,228	1,760
Cash flows from changes in assets and liabilities, net of effects from acquisitions of businesses:
Restricted cash (2)	15,623	852
Accounts receivable, net	(6,144)	(12,106)
Pharmaceutical inventory	(17,878)	(3,502)
Other assets	14,448	6,437
Accounts payable and accrued liabilities	(25,792)	(26,724)
Medical claims payable and other medical liabilities	(10,122)	19,201
Other	3,242	(216)
Net cash provided by operating activities	29,268	29,569

Cash flows from investing activities:
Capital expenditures	(10,090)	(14,505)
Purchase of investments	(179,772)	(61,977)
Maturity of investments	73,015	97,168
Acquisitions and investments in businesses, net of cash acquired	(274)	—
Net cash (used in) provided by investing activities	(117,121)	20,686

Cash flows from financing activities:
Proceeds from issuance of equity	20,000	—
Payments to acquire treasury stock	(122,071)	—
Proceeds from exercise of stock options and warrants	8,016	2,197
Other	(563)	(743)
Net cash (used in) provided by financing activities	(94,618)	1,454

Net (decrease) increase in cash and cash equivalents	(182,471)	51,709
Cash and cash equivalents at beginning of period	337,179	119,862
Cash and cash equivalents at end of period	$154,708	$171,571

(1)   The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 will be filed with the SEC on April 27, 2012.

(2)   Includes the net shift of restricted funds between cash and investments that results in an operating cash flow change that is directly offset by an investing cash flow change.  During the three months ended March 31, 2011 and 2012, restricted investments of $13,238 and $4,419, respectively, were shifted to restricted cash that resulted in an operating cash flow use.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2011	2012 (1)

Net revenue
– Commercial	$150,035	$180,524
– Public Sector	350,516	388,888
– Radiology Benefits Management	89,212	76,857
– Specialty Pharmaceutical Management	70,230	100,198
– Medicaid Administration (2)	53,293	47,854
– Elimination (2)	(20,531)	(21,108)
Total net revenue	692,755	773,213

Cost of care
– Commercial	75,313	112,172
– Public Sector (2)	304,921	344,312
– Radiology Benefits Management	54,717	50,410
– Medicaid Administration	19,280	19,507
– Elimination (2)	(20,531)	(21,108)
Total cost of care	433,700	505,293

Cost of goods sold — Specialty Pharmaceutical Management	56,519	81,038

Direct service costs and other operating expenses
– Commercial	37,807	42,362
– Public Sector	16,976	20,597
– Radiology Benefits Management	16,705	13,486
– Specialty Pharmaceutical Management	6,012	6,467
– Medicaid Administration	25,986	22,552
– Corporate	28,081	31,125
Total direct service costs and other operating expenses	131,567	136,589

Stock compensation expense (3)
– Commercial	(250)	(267)
– Public Sector	(222)	(287)
– Radiology Benefits Management	(482)	(400)
– Specialty Pharmaceutical Management	(126)	(172)
– Medicaid Administration	(23)	(58)
– Corporate	(3,675)	(3,918)
Total stock compensation expense	(4,778)	(5,102)

Segment profit (loss)
– Commercial	37,165	26,257
– Public Sector	28,841	24,266
– Radiology Benefits Management	18,272	13,361
– Specialty Pharmaceutical Management	7,825	12,865
– Medicaid Administration	8,050	5,853
– Corporate and Elimination	(24,406)	(27,207)
Total segment profit	$75,747	$55,395

Reconciliation of segment profit to income before income taxes:
Segment profit	$75,747	$55,395
Stock compensation expense	(4,778)	(5,102)
Depreciation and amortization	(13,952)	(14,781)
Interest expense	(471)	(600)
Interest income	815	412
Income before income taxes	$57,361	$35,324

(1)   The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 will be filed with the SEC on April 27, 2012.

(2)   Public Sector has subcontracted with Medicaid Administration to provide pharmacy benefits management services on a limited risk basis for one of Public Sector’s customers.  As such, revenue and cost of care related to this intersegment arrangement are eliminated.

(3)   Stock compensation expense is included in direct service costs and other operating expenses; however, this amount is excluded from the computation of segment profit since it is managed on a consolidated basis.